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                                                                      EXHIBIT 23

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
MTI Technology Corporation:

     We consent to incorporation by reference in the registration statements (Nos. 333-95915, 333-92623, 333-85579, 333-61957, 333-46363, 333-50377,
333-18501 and 33-80438) on Form S-8 of MTI Technology Corporation of our report dated May 22, 2001, except as to the second paragraph of note 6 which is as of May 31, 2001, relating to the consolidated balance sheets of MTI Technology Corporation and subsidiaries as of April 7, 2001 and April 1, 2000 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the years in the three-year period ended April 7, 2001, and related schedule, which report appears in the April 7, 2001 annual report on Form 10-K of MTI Technology Corporation.

                                          KPMG LLP

Orange County, California
June 11, 2001